Exhibit 99.1

Solazyme Reports Second Quarter 2015 Results

South San Francisco, CA – July 30, 2015 – Solazyme, Inc. (NASDAQ: SZYM), a renewable oil and specialty ingredients company, announced today results for the second quarter ended June 30, 2015.

“We are making good progress against our core deliverables, the commercialization of high value products across food, personal care and industrial markets, and the delivery of key milestones at the Moema JV production facility in Brazil,” said Jonathan Wolfson, CEO of Solazyme. “While there is a lot of work ahead, I am proud of the Solazyme team, and what they have accomplished so far this year. I am excited about what is to come.”

“We are maintaining financial discipline in our operations and focusing our sales efforts on strategic revenue streams,” said Tyler Painter, COO and CFO of Solazyme. “On the commercial side, our product portfolio is well aligned with trends across our targeted end markets, and we are seeing a growing number of projects and customers today.”

Business Review

•	Foods - AlgaVia™ and AlgaWise™: We have a growing number of application projects in process with a variety of food and beverage manufacturers and are starting to see conversions from projects to customers. Most recently, a division of a major multinational food company launched a series of baking mixes using the AlgaVia protein and an exciting new beverage company is launching a meal replacement drink made with an AlgaWise oil.

•	Personal Care - AlgaPūr™ and Algenist®: We transitioned Natura Cosméticos, one of Latin America’s largest cosmetics and personal care product companies, from a development partner into a customer of AlgaPūr™ microalgae oil. We also partnered with BASF for the launch of the world’s first commercial microalgae-derived surfactant for use in home and personal care applications, utilizing AlgaPūr™. We continue to grow and expand our Algenist brand, which is now distributed in more than 2,500 stores in 22 countries and has reached 37 SKUs.

•	Industrials - Encapso™ and Soladiesel®: We continue to expand our Encapso™ work with Flotek in South America, including multiple successful wells in Colombia. In North America, Encapso is experiencing longer than anticipated sales cycles due to lower petroleum prices and substantially reduced rig counts. In our renewable fuels business, we were named one of three suppliers of blended fuel to UPS in support of its renewable fuels program, and we also successfully completed a two-year renewable diesel evaluation with Volkswagen of America.

•	Moema: During the second quarter of 2015, key power and steam redundancy projects were successfully completed which, along with other ongoing work at the facility, has led to significant improvements in power and steam reliability and allowed us to establish fully integrated operations on a more consistent basis. We are currently focused on optimizing and enhancing fully integrated operations from fermentation to oil production and improving overall performance.

Financial Results

Total revenue for the second quarter ended June 30, 2015 was $11.7 million compared with $15.9 million in the second quarter of 2014. The year over year decline in revenues was due to expected decreases in funded program revenue as well as in product revenue due to the timing of certain Algenist sales activities and slower than anticipated adoption rates for Encapso. GAAP net loss was $37.2 million for the second quarter of 2015, compared to net loss of $42.9 million in the prior year period. On a non-GAAP basis, the net loss was $31.7 million for the second quarter of 2015, compared with net loss of $32.9 million in the prior year quarter. A reconciliation of GAAP to non-GAAP results is included below.

Conference Call

Solazyme will hold a conference call for investors on July 30, 2015 at 1:30 p.m. PT (4:30 p.m. ET). Investors may access the call by dialing 973-409-9250. A live webcast of the call will be available from the Investor Relations section of www.solazyme.com. A recording of the call will also be available by calling 404-537-3406; access code 85330573 beginning approximately two hours after the call, and will be available for one week. A webcast replay from today’s call will also be available from the Investor Relations section of www.solazyme.com approximately two hours after the call and will be available for up to thirty days.

About Solazyme, Inc.

Solazyme, Inc. develops and sells high-performance oils and ingredients that are better for people and better for the planet. Starting with microalgae, the world’s original oil producer, Solazyme creates innovative, sustainable, high-performance products. These include renewable oils and ingredients that serve as the foundation for healthier foods; high-performance industrial products; unique home and personal care solutions; and more sustainable fuels. Headquartered in South San Francisco, Solazyme’s mission is to solve some of the world’s biggest problems with one of the world’s smallest and earliest life forms: microalgae. For additional information, please visit Solazyme’s website at www.solazyme.com.

Solazyme®, AlgaPūr™, AlgaVia™, AlgaWise™, Algenist®, Encapso™, Soladiesel®, the Solazyme logo and other trademarks or service names are the trademarks of Solazyme, Inc.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as a “non-GAAP financial measure” by the Securities and Exchange Commission: non-GAAP net-loss and net-loss per share. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measure, see “Reconciliation of GAAP to Non-GAAP Net-Loss and Net-Loss Per Share” included in the tables to this press release.

These non-GAAP measures are provided to enhance investors’ overall understanding of Solazyme’s current financial performance and Solazyme’s prospects for the future. Specifically, Solazyme believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of its core operating results and business outlook.

For its internal budgeting process, Solazyme’s management uses financial measures that do not include stock-based compensation expense or special expenses such as non-cash gains or losses related to derivative liabilities and warrant revaluations. In addition to the corresponding GAAP measures, Solazyme’s management also uses the foregoing non-GAAP measures in reviewing the financial results of Solazyme. Solazyme excludes stock-based compensation expenses and special non-cash charges from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Solazyme, including statements that involve risks and uncertainties concerning: its commercialization and production plans; the commissioning of equipment and the ramping up of facilities; meeting commercialization and technology targets; successful product trials and market acceptance of its products; and Solazyme’s ability to maintain its relationships with its partners. When used in this press release, the words “will”, “expects”, “intends” and other similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statement may be influenced by a variety of factors, many of which are beyond the control of Solazyme, that could cause actual outcomes and results to be materially different from those projected, described, expressed or implied in this press release due to a number of risks and uncertainties. Potential risks and uncertainties include, among others: Solazyme’s limited operating history; its limited history in commercializing products; implementation risk in deploying new technologies; its limited experience in constructing, ramping up and operating commercial manufacturing facilities; its ability to sell its products at a profit; delays related to construction, start-up and ramp-up of production facilities; its ability to manage operational costs at production facilities; its ability to enter into and maintain strategic collaborations; successful product trials by its customers and market acceptance of its products by end-users; its ability to obtain requisite regulatory approvals; and its access, on favorable terms, to any required financing. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Solazyme.

In addition, please refer to the documents that Solazyme, Inc. files with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q, as updated from time to time, for a discussion of these and other risks. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. Solazyme is not under any duty to update any of the information in this press release.

Contacts

Solazyme, Inc.

Corporate Communications:

Genet Garamendi

press@solazyme.com

Or

Mike Smargiassi

Brad Edwards

Brainerd Communicators, Inc.

212-986-6667

smarg@braincomm.com

edwards@braincomm.com

SOLAZYME, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except per share amounts

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues
Product revenues	$8,307	$9,022	$17,128	$16,370
Research and development programs	3,433	6,917	7,217	11,960

Total revenues	11,740	15,939	24,345	28,330
Costs and operating expenses (1)
Cost of product revenue	4,361	4,470	9,031	7,860
Research and development	12,747	22,064	25,301	42,899
Sales, general and administrative	20,981	21,637	42,249	42,244
Restructuring charges	(31)	—	393	—

Total costs and operating expenses	38,058	48,171	76,974	93,003

Loss from operations	(26,318)	(32,232)	(52,629)	(64,673)
Other income (expense) (2)
Interest and other income (expense), net	(3,410)	(4,662)	(6,683)	(5,774)
Loss from equity method investment	(7,309)	(4,278)	(12,375)	(8,112)
Gain from change in fair value of warrant liability	—	—	—	688
(Loss) gain from change in fair value of derivative liabilities	(134)	(1,745)	(149)	273

Total other income (expense)	(10,853)	(10,685)	(19,207)	(12,925)

Net loss	$(37,171)	$(42,917)	$(71,836)	$(77,598)

Net loss per share - basic and diluted	$(0.46)	$(0.56)	$(0.90)	$(1.07)

Weighted average number of common shares used in net loss per share computation - basic and diluted	80,098	75,963	79,875	72,607

SOLAZYME, INC.

RECONCILIATION OF GAAP TO NON-GAAP NET LOSS AND NET LOSS PER SHARE

In thousands, except per share amounts

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net loss	$(37,171)	$(42,917)	$(71,836)	$(77,598)
Gain from change in fair value of warrant liability	—	—	—	(688)
Loss (gain) from change in fair value of derivative liabilities	134	1,745	149	(273)
(1) Operating expenses includes costs as follows:
Research and development	1,472	1,910	2,584	3,730
Sales, general and administrative	3,246	3,886	6,204	8,675

Total stock-based compensation expense	4,718	5,796	8,788	12,405
Restructuring charges	(31)	—	393	—
(2) Other income (expense) includes costs as follows:
Amortization of debt discount and issuance costs	633	736	1,256	986
Debt conversion expense	—	1,766	—	1,766

Net loss (non-GAAP)	$(31,717)	$(32,874)	$(61,250)	$(63,402)

Net loss per share (GAAP) - basic and diluted	$(0.46)	$(0.56)	$(0.90)	$(1.07)
Gain from change in fair value of warrant liability	—	—	—	(0.01)
Loss (gain) from change in fair value of derivative liabilities	—	0.02	—	—
Stock-based compensation expense	0.05	0.08	0.11	0.17
Restructuring charges	—	—	—	—
Amortization of debt discount and issuance costs	0.01	0.01	0.02	0.01
Debt conversion expense	—	0.02	—	0.03

Net loss per share (non-GAAP) - basic and diluted	$(0.40)	$(0.43)	$(0.77)	$(0.87)

SOLAZYME, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands

(UNAUDITED)

	June 30, 2015	December 31, 2014
Assets
Current assets
Cash, cash equivalents and marketable securities	$147,026	$207,308
Other current assets	22,744	26,619

Total current assets	169,770	233,927
Property, plant and equipment - net	33,197	36,080
Other assets	40,730	42,582

Total assets	$243,697	$312,589

Liabilities and stockholders’ equity
Current liabilities
Current portion of long-term debt	$—	$6
Other current liabilities	16,610	23,448

Total current liabilities	16,610	23,454
Other liabilities	5,846	2,668
Long-term debt	201,408	200,091

Total liabilities	223,864	226,213

Total stockholders’ equity	19,833	86,376

Total liabilities and stockholders’ equity	$243,697	$312,589